Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 969-3755
tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FIRST QUARTER RESULTS

First Quarter Per Share Net Income of $0.15 and Normalized FFO of $0.37

Completes $2.0 Billion Circle/BMI Acquisition Marking the Largest Transaction in Company’s History;

$1.8 Billion in Liquidity with No Near-Term Debt Maturities; Collected 96% of April Rent

Birmingham, AL – April 29, 2020 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the first quarter ended March 31, 2020 and recent highlights.

“MPT’s U.S. and international operators are playing crucially important roles in the global fight against COVID-19, and we are extraordinarily grateful for the work their employees are doing on the frontlines to care for patients,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “Our tenants represent some of the best capitalized and most profitable operators in the hospital industry – in the U.S. and globally. We are in constant contact with our largest operators during this pandemic, and based on the financial information they have provided us, we and they feel good about our continued receipt of rental payments. In April we received 96% of total rent and expect that trend to continue. ”

Mr. Aldag continued, “MPT is in a strong position with approximately $500 million of cash and an undrawn $1.3 billion revolving credit facility. We entered the first quarter by completing our largest single transaction to date, the $2.0 billion acquisition of 30 UK hospitals in early January. Before the pandemic, we were working on a tremendous set of opportunities that we expected to complete in 2020. Today, not only do we continue to see those opportunities, albeit possibly delayed somewhat, but we have been presented with a number of additional promising opportunities. We remain very bullish on both near and longer-term opportunities for MPT to continue executing its highly accretive acquisition strategies.”

FIRST QUARTER AND RECENT HIGHLIGHTS

•	Per share net income of $0.15 and Normalized Funds from Operations (“NFFO”) of $0.37 in the first quarter, both on a per diluted share basis;

•

Previously announced completion of the acquisition of 30 acute care hospitals located throughout the United Kingdom and now operated by Circle Health (“Circle”) for a purchase price of approximately $2.0 billion (£1.5 billion);

•	Commenced rent on Idaho Falls Community Hospital, an 88-bed acute care hospital development;

•

Entered into agreements with Ernest Health to provide $47.9 million in funding for the development of a 50-bed freestanding inpatient rehabilitation hospital in Bakersfield, California that is expected to be fully operational in the third quarter of 2021;

•	Previously announced completion of a £700 million unsecured term loan in early January with proceeds used to partially fund the Circle/BMI transaction;

•	Sold 8.3 million common shares year-to-date through the Company’s “at-the-market” program at an average price of $19.99 for net proceeds of approximately $164 million.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to NFFO, all on a basis comparable to 2019 results, and a reconciliation of pro forma total gross assets to total assets.

PORTFOLIO UPDATE

MPT completed the acquisition of the 30-hospital BMI transaction and commenced recognition of rental income in early January based on the pre-acquisition lease terms. Upon the U.K.’s Competition and Markets Authority’s recent approval of the post-acquisition lease terms, including a higher GAAP lease rate, MPT will begin recognizing rental income at the new rate; had this higher rate been effective for the entirety of the first quarter, NFFO would have been higher by approximately $0.024 per diluted share.

In response to conditions created by the pandemic, MPT has offered to donate to a local municipality the real estate related to a general acute care hospital that was closed by the operator/lessee during 2019. The carrying amount of this real estate was approximately $9.1 million, which is reflected in first quarter net income as an impairment charge.

The Company has pro forma total gross assets of approximately $16.5 billion, including $13.3 billion in general acute care hospitals, $1.8 billion in inpatient rehabilitation hospitals, and $0.3 billion in long-term acute care hospitals. The pro forma portfolio includes 389 properties representing more than 41,000 licensed beds in 34 states and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal and Australia. The properties are leased to or mortgaged by 41 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net income for the first quarter of 2020 was $81.0 million (or $0.15 per diluted share), compared to $75.8 million ($0.20 per diluted share) in the first quarter of 2019.

NFFO for the first quarter of 2020 was $191.2 million (or $0.37 per diluted share), compared to $117.8 million ($0.31 per diluted share) in the first quarter of 2019.

The Company reaffirms its estimated annualized NFFO run rate range including $1.14 to $1.17 per diluted share for net income and $1.65 to $1.68 per diluted share for NFFO based on all announced transactions and an assumed capital structure that results in a net debt to EBITDA ratio of approximately 5.5 times.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers or on local and national governments worldwide of the ongoing global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from our equity investments vary from expectations, or existing leases do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, April 30, 2020 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended March 31, 2020. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 7887848. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through May 14, 2020. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S./Canada and International callers, respectively. The replay passcode for all callers is 7887848.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with 389 facilities and more than 41,000 licensed beds in eight countries and across three continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same, such as mandatory deferrals of non-critical surgeries and intake of COVID-19 patients (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients; and (xv) potential environmental contingencies and other liabilities.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	March 31, 2020	December 31, 2019
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$9,933,444	$8,102,754
Investment in financing leases	2,068,166	2,060,302
Mortgage loans	1,275,543	1,275,022

Gross investment in real estate assets	13,277,153	11,438,078
Accumulated depreciation and amortization	(627,467)	(570,042)

Net investment in real estate assets	12,649,686	10,868,036
Cash and cash equivalents	500,213	1,462,286
Interest and rent receivables	38,768	31,357
Straight-line rent receivables	355,424	334,231
Equity investments	834,430	926,990
Other loans	546,691	544,832
Other assets	312,875	299,599

Total Assets	$15,238,087	$14,467,331

Liabilities and Equity
Liabilities
Debt, net	$7,684,293	$7,023,679
Accounts payable and accrued expenses	428,136	291,489
Deferred revenue	24,001	16,098
Obligations to tenants and other lease liabilities	119,147	107,911

Total Liabilities	8,255,577	7,439,177
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 522,435 shares at March 31, 2020 and 517,522 shares at December 31, 2019	522	518
Additional paid-in capital	7,079,913	7,008,199
Retained earnings	14,025	83,012
Accumulated other comprehensive loss	(111,280)	(62,905)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	6,982,403	7,028,047
Non-controlling interests	107	107

Total Equity	6,982,510	7,028,154

Total Liabilities and Equity	$15,238,087	$14,467,331

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2020	March 31, 2019
Revenues
Rent billed	$171,767	$108,598
Straight-line rent	31,421	20,651
Income from financing leases	52,436	17,280
Interest and other income	38,508	33,925

Total revenues	294,132	180,454
Expenses
Interest	80,899	50,551
Real estate depreciation and amortization	60,921	33,352
Property-related	5,572	3,066
General and administrative	33,385	23,451

Total expenses	180,777	110,420
Other income (expense)
Gain on sale of real estate	1,325	—
Real estate impairment charges	(19,006)	—
Earnings from equity interests	4,079	3,720
Unutilized financing fees	(611)	—
Other (including mark-to-market adjustments on equity securities)	(13,975)	204

Total other (expense) income	(28,188)	3,924

Income before income tax	85,167	73,958
Income tax (expense) benefit	(4,010)	2,333

Net income	81,157	76,291
Net income attributable to non-controlling interests	(165)	(469)

Net income attributable to MPT common stockholders	$80,992	$75,822

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.15	$0.20

Weighted average shares outstanding - basic	521,076	380,551
Weighted average shares outstanding - diluted	522,179	381,675

Dividends declared per common share	$0.27	$0.25

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2020	March 31, 2019
FFO information:
Net income attributable to MPT common stockholders	$80,992	$75,822
Participating securities’ share in earnings	(464)	(476)

Net income, less participating securities’ share in earnings	$80,528	$75,346
Depreciation and amortization	70,502	39,854
Gain on sale of real estate	(1,325)	—
Real estate impairment charges	19,006	—

Funds from operations	$168,711	$115,200
Write-off of straight-line rent and other, net of tax	7,717	2,596
Non-cash fair value adjustments	14,195	—
Unutilized financing fees	611	—

Normalized funds from operations	$191,234	$117,796
Share-based compensation	10,036	6,715
Debt costs amortization	3,409	2,067
Straight-line rent revenue and other	(49,614)	(28,050)

Adjusted funds from operations	$155,065	$98,528

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.15	$0.20
Depreciation and amortization	0.13	0.10
Gain on sale of real estate	—	—
Real estate impairment charges	0.04	—

Funds from operations	$0.32	$0.30
Write-off of straight-line rent and other, net of tax	0.02	0.01
Non-cash fair value adjustments	0.03	—
Unutilized financing fees	—	—

Normalized funds from operations	$0.37	$0.31
Share-based compensation	0.02	0.02
Debt costs amortization	—	0.01
Straight-line rent revenue and other	(0.09)	(0.08)

Adjusted funds from operations	$0.30	$0.26

Notes:

(A)

Certain line items above (such as real estate depreciation) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.14	$1.17
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.14	$1.17
Depreciation and amortization	0.51	0.51

Funds from operations	$1.65	$1.68
Other adjustments	—	—

Normalized funds from operations	$1.65	$1.68

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Pro Forma Total Gross Assets

(Unaudited)

(Amounts in thousands)	March 31, 2020
Total Assets	$15,238,087
Add:
Unfunded amounts on development deals and commenced capital improvement projects(2)	134,373
Accumulated depreciation and amortization	627,467
Incremental gross assets of our joint ventures(3)	633,926
Less:
Cash used for funding the transactions above	(134,373)

Pro Forma Total Gross Assets(4)	$16,499,480

(2)	Includes $20.6 million unfunded amounts on ongoing development projects and $113.8 million unfunded amounts on capital improvement projects and development projects that have commenced rent.
(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)

Pro forma total gross assets is total assets before accumulated depreciation/amortization and assumes all real estate binding commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand. We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our binding commitments close and our other commitments are fully funded.